Exhibit 4.1

THIRD AMENDMENT TO AMENDED AND RESTATED

RIGHTS AGREEMENT

THIS AGREEMENT (“Agreement”), dated as of the 28th day of January 2005, by and between MAPICS, Inc., a Georgia corporation (the “Company”), and SunTrust Bank, as Rights Agent (the “Rights Agent”), constitutes the Third Amendment to the Amended and Restated Rights Agreement dated March 30, 1998 by and between the Company and the Rights Agent (the “Rights Agreement”).

WITNESSETH:

WHEREAS, on or about the date hereof, the Board of Directors of the Company determined to amend the Rights Agreement and directed the Rights Agent to enter into this Agreement;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. The Rights Agreement is hereby amended by:

(a) Adding the following sentence at the end of the definition of “Acquiring Person” in Section 1 of the Rights Agreement:

Notwithstanding any of the terms of the foregoing definition, no Person shall become an “Acquiring Person” solely as the result of the execution and delivery of, and/or the consummation of any of the transactions contemplated by, the Agreement and Plan of Merger by and among the Company, Magellan Merger Sub, Inc., Infor International Limited and Infor Global Solutions Topco Ltd., dated as of January 26, 2005 (as it may be amended from time to time, the “Infor Merger Agreement”), and any agreements, documents or instruments executed or entered into in connection with the Infor Merger Agreement (collectively with the Infor Merger Agreement, the “Infor Transaction Documents”).

(b) Adding the following sentence at the end of the definition of “Distribution Date” in Section 1 of the Rights Agreement:

Notwithstanding any of the terms of the foregoing definition, no “Distribution Date” will occur solely as the result of the execution and delivery of, and/or the consummation of any of the transactions contemplated by, the Infor Transaction Documents.

(c) Adding the following sentence at the end of the definition of “Section 11(a)(ii) Event” in Section 1 of the Rights Agreement:

Notwithstanding any of the terms of the foregoing definition, no “Section 11(a)(ii) Event” will occur solely as the result of the execution and delivery of, and/or the consummation of any of the transactions contemplated by, the Infor Transaction Documents.

(d) Adding the following sentence at the end of the definition of “Section 11(a)(ii) Trigger Date” in Section 1 of the Rights Agreement:

Notwithstanding any of the terms of the foregoing definition, no “Section 11(a)(ii) Trigger Date” will occur solely as the result of the execution and delivery of, and/or the consummation of any of the transactions contemplated by, the Infor Transaction Documents.

(e) Adding the following sentence at the end of the definition of “Section 13 Event” in Section 1 of the Rights Agreement:

Notwithstanding any of the terms of the foregoing definition, no “Section 13 Event” will occur solely as the result of the execution and delivery of, and/or the consummation of any of the transactions contemplated by, the Infor Transaction Documents.

(f) Adding the following sentence at the end of the definition of “Stock Acquisition Date” in Section 1 of the Rights Agreement:

Notwithstanding any of the terms of the foregoing definition, no “Stock Acquisition Date” will occur solely as the result of the execution and delivery of, and/or the consummation of any of the transactions contemplated by, the Infor Transaction Documents, or any public announcement of any of the foregoing.

(g) Deleting the existing text of the definition of “Final Expiration Date” in Section 1 of the Rights Agreement and replacing it with the following:

“Final Expiration Date” shall mean the earlier of (i) the close of business on December 16, 2006 or (ii) immediately prior to the Effective Time under the Infor Merger Agreement.

2. All terms defined in the Rights Agreement that are used herein shall have the meanings defined in the Rights Agreement, unless specifically defined otherwise herein.

3. The term “Agreement” as used in the Rights Agreement shall mean the Rights Agreement, as amended by this Agreement, or as it may from time to time be amended in the future by one or more other written amendment or modification agreements entered into pursuant to the applicable provisions of the Rights Agreement.

4. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

5. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.

6. Except as expressly herein amended, the terms and conditions of the Rights Agreement shall remain in full force and effect.

7. This Agreement is not intended to be, nor shall it be construed to be, a novation.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MAPICS, INC.

By:	/s/ Richard C. Cook
Richard C. Cook
President and Chief Executive Officer

SUNTRUST BANK, as Rights Agent

By:	/s/ Sue Hampton
Sue Hampton
Vice President